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                                                                     EXHIBIT 5.1

                             ANDREWS & KURTH L.L.P.
                             600 Travis, Suite 4200
                              Houston, Texas 77002

                                 April 27, 2001

Board of Directors
The Houston Exploration Company
1100 Louisiana Street, Suite 2000
Houston, Texas  77002-5215

Gentlemen:

                  We have acted as counsel to The Houston Exploration Company, a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") of 1,000,000 shares of common stock (the "Shares"), par value $0.01 per share, of the Company pursuant to The Houston Exploration Company 401(k) Plan & Trust (the "Plan").

                  As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, corporate record and documents and such other instruments as we have deemed necessary for the purposes of the opinions contained herein. As to all matters of fact material to such opinion, we have relied upon the representations of officers of the Company and certificates of public officials. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies.

                  Based upon the foregoing and subject to the limitations and exceptions set forth below, it is our opinion that the Shares are legally issued and, when sold in the manner contemplated by the Plan, will continue to be legally issued and will be fully paid and nonassessable.

                  This opinion is limited in all respects to the General Corporation Law of the State of Delaware and the laws of the United States of America insofar as such laws are applicable.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm name under the caption "Exhibits" therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

         This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.


                                           Very truly yours,

                                           /s/ Andrews & Kurth L.L.P.

                                           Andrews & Kurth L.L.P.